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[MKS LOGO]

                                                           FOR IMMEDIATE RELEASE

                                                     INVESTOR RELATIONS CONTACT:
                                                                  Ronald Weigner
                                        Vice President & Chief Financial Officer
                                                           MKS Instruments, Inc.
                                                                    978.975.2350
                                                         ron_weigner@mksinst.com

            MKS INSTRUMENTS ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                          THE ENI DIVISION OF EMERSON


     COMBINATION CREATES BROAD SUBSYSTEM SUPPLIER TO THE SEMICONDUCTOR AND
                          THIN FILM EQUIPMENT INDUSTRY.

                   ADDS COMPLEMENTARY RF AND DC POWER DELIVERY
                  SUBSYSTEM PRODUCTS TO MKS' PRODUCT PORTFOLIO

         October 31, 2001, Andover, Mass. -- MKS Instruments, Inc. (NASDAQ:
MKSI), a leading supplier of gas measurement, control and analysis products used in semiconductor and other advanced thin-film manufacturing processes, today announced that it has entered into a definitive agreement to acquire the ENI division of Emerson (NYSE: EMR). ENI is a leading supplier of solid-state radio frequency (RF) and direct current (DC) plasma power supplies, matching networks and instrumentation to the semiconductor and thin-film processing industries. The acquisition further expands MKS' comprehensive suite of products and is part of the Company's ongoing strategy to augment its product and technology portfolio, and to provide higher added value subsystems for its key OEM and end-user customers. ENI, based in Rochester, NY, is a global company that employs more than 600 people worldwide. ENI has R&D, engineering and manufacturing operations in the United States and Asia and a worldwide sales and service organization.

         Under the terms of the agreement, MKS will issue 12 million shares of common stock to Emerson in exchange for the businesses and assets of ENI. Based on MKS' closing stock price on October 30, 2001 of $20.91, the transaction is valued at $251 million. MKS will also assume approximately $3.5 million of net debt. The Board of Directors of MKS has unanimously approved the transaction. Completion of the acquisition is subject to customary closing conditions, including the approval of MKS' shareholders. After the close of the transaction, Emerson will own approximately 24 percent of MKS' outstanding stock, and Emerson President James Berges will join the MKS Board of Directors. The transaction is expected to be completed in the first calendar quarter of 2002 and is anticipated to be accretive to MKS' cash earnings per share in 2002 without the inclusion of synergies.

         ENI's products will become part of a technologically advanced product family that includes MKS' pressure management subsystems, vacuum subsystem products, advanced materials delivery products, process monitor products, digital process control network products, plasma and reactive gas generator products, and FTIR - based gas and thin-film measurement products.

         ENI's products complement the portfolio of MKS' ASTeX Products group, the leading supplier of plasma and reactive gas solutions. The acquisition adds critical solid-state power conversion technology to MKS' core capability in plasma management, and enables MKS to offer more highly integrated and higher performance products to its OEM and end-user customers. ENI will become the ENI Products group of MKS. The operations of ENI Products will continue to be managed by ENI's current President, Ed Maier, who will become Vice President and General Manager, ENI Products, and will report to Dr. Peter Younger, President and Chief Operating Officer of MKS.

         The transaction is consistent with MKS' objective of expanding its core technologies and product offering through strategic acquisitions. MKS Chairman and CEO John Bertucci said, "By combining ENI's strength in power delivery subsystems and ASTeX's expertise in reactive gas generation and plasma technology, we are confirming MKS' commitment to providing our customers with application solutions for their leading edge products. Together, we will increase our critical mass, broaden our technology base and strengthen our ability to serve our customers."

         James Berges stated further, "We, at Emerson, are excited about this strategic combination and look forward to remaining a long-term partner and supporter of MKS. ENI is a power conversion company, but its focus on the semiconductor capital equipment market is not mainstream to Emerson's Network Power business. Nevertheless, we like the long term, through-the-cycle growth characteristics of semiconductors, and see the combination of MKS and ENI as a way to realize broader and deeper participation in this market."

         Management will host a conference call on Wednesday, October 31 at 8:00 a.m. (EST) to discuss the transaction. To participate on the audio portion of the call, please dial 800-219-6110 (domestic) or 303-262-2130 (international) at least five minutes before start time.

         For further information on ENI's products and technology, visit www.enipower.com. For information on MKS and to view a presentation related to the transaction, visit www.mksinst.com.

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MKS Instruments, Inc. is a leading worldwide developer, manufacturer and supplier of instruments, components and subsystems used to measure, control, and analyze gases in semiconductor manufacturing and similar industrial manufacturing processes and a leading developer, manufacturer and supplier of reactive gas generation and power delivery products. MKS Instruments, Inc. sold products to more than 4,000 customers in 2000. In addition to semiconductors, MKS' products are used in processes to manufacture a diverse range of products, such as optical filters, fiber optic cables, flat panel displays, magnetic and optical storage media, medical equipment, architectural glass, solar panels and gas lasers.

This report may contain projections or other forward-looking statements regarding future events or the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the challenges and risks involved with integrating the operations of MKS and ENI, potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS' filings with the Securities and Exchange Commission, including its most recent filings on Form 10-K and 10-Q, for a discussion of these and other important risk factors concerning MKS and its operations.